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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


Tuesday, April 11, 2000

Contact: David G. Ratz, Chief Administrative Officer
         (740) 286-3283


OAK HILL FINANCIAL ANNOUNCES SHARE REPURCHASE PROGRAM

JACKSON, OHIO -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today announced its intention to repurchase up to 320,000 shares, or approximately 6 percent, of its outstanding common stock. The company's board of directors approved the buyback program in light of current market conditions and the capital position of the company.

"We believe the repurchase of our shares is an excellent investment that will enhance shareholder value," said John D. Kidd, President and CEO of Oak Hill Financial. "The repurchase program should have a positive impact on our earnings per share and return on equity."

The repurchase program will run through December 31, 2000. Under the program, the company's shares will be repurchased from time to time through open market or privately negotiated transactions. The repurchased shares will become treasury shares that will be used for general corporate purposes, including mitigating the potentially dilutive effect of the company's stock option plan.

Oak Hill Financial is a community bank holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, operate 22 full-service banking offices, four bank loan production offices, and four consumer finance offices in 16 counties across southern Ohio.

At March 31, 2000, Oak Hill Financial had $612.8 million in assets and 5.3 million shares outstanding.